EXHIBIT 99.1

Press Release

Date: October 28, 2004

FOR IMMEDIATE RELEASE	ATTN: Business News

Intermountain Community Bancorp Announces Record Earnings for Third Quarter 2004

•	Net income for the first nine months of 2004 exceeds $3.2 million, a 14.7% increase over the same period last year
•	Total assets increase 18.8% over third quarter 2003
•	Annualized return on equity improves to 15.31%
•	Year to date 2004 diluted earnings per share up 8.3% to $.91 compared to third quarter 2003
•	Snake River Bancorp merger receives final regulatory approval; company expects transaction to close in November pending shareholder approval

Sandpoint, Idaho—(BUSINESS WIRE)—Curt Hecker, President and Chief Executive Officer of Intermountain Community Bancorp (OTCBB – IMCB.OB), operating under the names Panhandle State Bank and Intermountain Community Bank, announced record performance for the company during the third quarter of 2004. Hecker stated, “We are gratified to see continued improvement in our operating results during the third quarter. In preparing for the future, we tackled a number of significant projects this year, including implementing a new core computer system, filing as a public reporting company, changing our product mix, and introducing check imaging to our customers. Our continued improvement in both asset growth and net income during 2004 speaks to the tremendous commitment and competence of our staff, and the strong relationships we have developed with our customers and communities. With the changes enacted, we are well-positioned to provide outstanding service to our customers, commitment to our communities, and performance to our shareholders.”

Key Financial Results ($ in thousands, except per share data):

			Actual
Balance Sheet	Sept 30, 2004	Sept 30, 2003	Change	% Change

Loans Receivable, net	$334,283	$279,906	$54,377	19.4%

Allowance for Loan Loss	$5,613	$5,444	$169	3.1%

Total Assets	$485,142	$408,209	$76,933	18.8%

Total Deposits	$412,102	$348,954	$63,148	18.1%

Income Statement	Three Months Ended Sept 30,		Nine Months Ended Sept 30

	2004	2003	2004	2003

Net Income	$1,259	$1,088	$3,260	$2,842

Annualized Return on Assets	1.06%	1.10%	.97%	1.05%

Annualized Return on Equity	17.29%	16.81%	15.31%	15.14%

Basic Earnings Per Share(1)	$0.39	$0.35	$1.02	$0.90

Diluted Earnings Per Share(1)	$0.35	$0.32	$0.91	$0.84

(1) Amounts have been restated to reflect a 10% stock dividend as of 7-30-03 and a 2-for-1 stock split, effective 12-18-03.

Financial Highlights:

Net income for the nine months ended September 30, 2004 totaled $3.3 million, an improvement of 14.7% over the same period in 2003. Net income for the third quarter 2004 totaled $1.3 million, an increase of 15.7% over the same quarter of 2003. Based on the first nine months, 2004 annualized return on assets decreased slightly over the 2003 results. However, the company’s annualized return on equity improved from 15.14% to 15.31% for the year compared to the same period of 2003.

The increases in net income and return on equity for the period can be attributed largely to increases in net interest income and other income. Improvements in these areas offset an increase in non-interest expense, which was caused by both general asset growth and expenses incurred in completing the initiatives outlined above.

Net interest income after provision for loan losses rose to $14.2 million for the first nine months of 2004, an improvement of $2.3 million or 19.3% over the same period last year. Benefiting from favorable economic conditions in its communities, the company continues to experience consistent growth in earning assets while maintaining a strong net interest margin.

Non-interest income for the period increased 14.2% or $637 thousand over the first nine months of 2003. Fees and commissions on various bank services, including investment, credit card and business solutions, fueled the increase in this area.

Non-interest expense for the nine months ending September 30, 2004, increased 19.7% or $2.4 million over the same period last year. Continued asset growth resulted in additional staffing, with the Bank now employing over 230 people in Idaho and eastern Oregon. In addition, the computer conversion and public company filing resulted in more overtime expense, as well as legal and other professional fees.

Basic earnings per share for the nine months ended September 30, 2004 totaled $1.02, and on a fully diluted basis, $.91 per share. This compares to basic earnings per share of $.90 and diluted earnings per share of $.84 for the same time period last year. Both sets of earnings per share numbers are adjusted for the impacts of a 10% stock dividend, effective July 30, 2003, and a 2-for-1 stock split, completed December 18, 2003.

As of September 30, 2004, company assets totaled $485.1 million, an increase of $76.9 million over September 30, 2003 and $23.3 million over June 30, 2004. Growth in loans receivable comprised about $54 million of the total asset increase over the prior year, as the company continued to experience strong loan demand in its markets.

Total deposits also increased significantly, by about $63.1 million over September 30, 2003 to a total of $412.1 million. Total equity increased by $3.8 million, or 14.4%.

Company Activities:

Intermountain Community Bancorp received approval from its regulators, the Federal Reserve, FDIC, and State of Idaho, for its merger with Snake River Bancorp. Pending Snake River shareholder approval at a special meeting on November 1, the company expects to close the transaction on November 2. The three Snake River Bancorp branches will continue to operate under the name Magic Valley Bank after the merger.

The merger will extend Intermountain’s branch network into south central Idaho and provide additional diversity in the regions served. Hecker notes, “Our enthusiasm continues to grow as we approach the full integration of these companies. We believe that both companies share the same vision, culture and commitment to providing customers and communities with outstanding customer experiences.”

As part of the merger, two Snake River directors, Ron Jones and Jim Patrick, will be joining the Intermountain board. In addition, the company will be forming a Magic Valley advisory board comprised of the other former Snake River directors. This board will assist Intermountain in future decisions and marketing efforts involving Magic Valley Bank.

All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp.

For more information on this press release or Intermountain Community Bancorp stock, please contact any of the individuals listed below or visit our website at www.intermountainbank.com. Bulletin Board ticker symbol IMCB.OB.

This news release contains forward-looking statements. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks including, but not limited to, the company’s failure to generate increased earning assets, sustain credit losses, maintain adequate net interest margin, control fluctuations in operating results, maintain liquidity to fund assets, and retain key personnel. Actual results may differ materially.

Contacts: Curt Hecker President & Chief Executive Officer Intermountain Community Bancorp Panhandle State Bank 208-265-3300 curth@panhandlebank.com	Jerry Smith President, Branch Administration Panhandle State Bank Intermountain Community Bank 208-549-8885 jerrys@intermountainbank.com

Doug Wright Executive Vice President Chief Operating Officer Intermountain Community Bancorp Panhandle State Bank 208-665-3976 dougw@panhandlebank.com	Susan Pleasant Executive Assistant Intermountain Community Bancorp Panhandle State Bank 208-255-3432 susanp@panhandlebank.com